Exhibit 4.4

JOINDER TO
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Joinder (the “Joinder”), to the Amended and Restated Stockholders Agreement, dated as of March 10, 2014, by and among Paycom Software, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into as of March 6, 2015, by and among the Company and each of the undersigned (each, a “Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, each Holder has acquired certain shares of capital stock of the Company (“Holder Stock”), and the Agreement requires each such Holder, in such Person's capacity as a holder of such capital stock, to become a party to the Agreement, and each Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder, each intending to be legally bound, hereby agree as follows:

1.   Agreement to be Bound.  Each Holder hereby agrees, solely with respect to itself, that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an Additional Stockholder for all purposes thereof.  In addition, each Holder hereby agrees that all Holder Stock acquired by such Holder shall be deemed Stockholder Shares for all purposes of the Agreement and such Holder will be deemed to be a WCAS Holder.

2.   Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3.   Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.   Notices.  For purposes of Section 14 of the Agreement, all notices, demands or other communications to any Holder shall be directed to such Holder:

c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY 10022
Facsimile No.: (212) 735-0809
Attn:	Jonathan Rather
David Mintz

5.   Governing Law.  This Joinder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of

Signature Page to Joinder to Stockholders Agreement

law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

6.   Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

7.   Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

8.   Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Joinder and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 4 such service to become effective 10 days after such mailing.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date written above.

Each of the Persons identified on Exhibit A hereto,
by Jonathan Rather as their authorized signatory

/s/ Jonathan Rather
Name: Jonathan Rather

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CARSON FAMILY CHARITABLE TRUST

By:	/s/ Russel Carson
Name:	Russel Carson
Title:	Chairman

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THE TRAYNOR FAMILY LLC

By:	/s/ Sean M. Traynor
Name:	Sean M. Traynor
Title:

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JMR4 HOLDINGS LLC

By:	/s/ Jonathan Rather
Name:	Jonathan Rather
Title:

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ALMEIDA FAMILY LLC

By:	/s/ John Almeida
Name:	John Almeida
Title:	Member

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WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan Rather
Name:	Jonathan Rather
Title:	Treasurer

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DE NICOLA HOLDINGS II LLC

By:	/s/ Anthony de Nicola
Name:	Anthony de Nicola
Title:

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JAMES R MATTHEWS FAMILY LLC

By:	/s/ James R. Matthews
Name:	James R. Matthews
Title:

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THE QUEALLY FAMILY LLC

By:	/s/ Paul Queally
Name:	Paul Queally
Title:

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THE SWANI FAMILY LLC

By:	/s/ Sanjay Swani
Name:	Sanjay Swani
Title:

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PAYCOM SOFTWARE, INC.

By:	/s/ Craig E. Boelte
Name:	Craig E. Boelte
Title:	Chief Financial Officer

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Exhibit A
Holders

Patrick Welsh
Russell Carson
Bruce K. Anderson
Robert Minicucci
Anthony de Nicola
Paul Queally
Jonathan Rather
Sanjay Swani
D. Scott Mackesy
Sean Traynor
Eric Lee
Michael Donovan
Brian Regan
David Mintz
Thomas Scully
Darren Battistoni
Tony Ecock
Christopher Solomon
David Caluori
Frances Higgins
Stephen Larned
John Clark
James Matthews
John Almeida
Thomas McInerney
Lucas Garman
The Estate of Richard Aiello
Aaron Dupuis
Christopher Hooper